Exhibit 99.2

Item 8.	Financial Statements and Supplementary Data

All financial statement schedules have been omitted, since the required information is not applicable or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except number of shares which are reflected in thousands and per share amounts)

	Years ended
	September 27, 2014	September 28, 2013	September 29, 2012
Net sales	$182,795	$170,910	$156,508
Cost of sales	112,258	106,606	87,846

Gross margin	70,537	64,304	68,662

Operating expenses:
Research and development	6,041	4,475	3,381
Selling, general and administrative	11,993	10,830	10,040

Total operating expenses	18,034	15,305	13,421

Operating income	52,503	48,999	55,241
Other income/(expense), net	980	1,156	522

Income before provision for income taxes	53,483	50,155	55,763

Provision for income taxes	13,973	13,118	14,030

Net income	$39,510	$37,037	$41,733

Earnings per share:
Basic	$6.49	$5.72	$6.38
Diluted	$6.45	$5.68	$6.31

Shares used in computing earnings per share:
Basic	6,085,572	6,477,320	6,543,726
Diluted	6,122,663	6,521,634	6,617,483

Cash dividends declared per common share	$1.82	$1.64	$0.38

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Years ended
	September 27, 2014	September 28, 2013	September 29, 2012
Net income	$39,510	$37,037	$41,733

Other comprehensive income/(loss):
Change in foreign currency translation, net of tax effects of $50, $35 and $13, respectively	(137)	(112)	(15)

Change in unrecognized gains/losses on derivative instruments:
Change in fair value of derivatives, net of tax benefit/(expense) of $(297), $(351) and $73, respectively	1,390	522	(131)
Adjustment for net losses/(gains) realized and included in net income, net of tax expense/(benefit) of $(36), $255 and $220, respectively	149	(458)	(399)

Total change in unrecognized gains/losses on derivative instruments, net of tax	1,539	64	(530)

Change in unrealized gains/losses on marketable securities:
Change in fair value of marketable securities, net of tax benefit/(expense) of $(153), $458 and $(421), respectively	285	(791)	715
Adjustment for net losses/(gains) realized and included in net income, net of tax expense/(benefit) of $71, $82 and $68, respectively	(134)	(131)	(114)

Total change in unrealized gains/losses on marketable securities, net of tax	151	(922)	601

Total other comprehensive income/(loss)	1,553	(970)	56

Total comprehensive income	$41,063	$36,067	$41,789

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

(In millions, except number of shares which are reflected in thousands and par value)

	September 27, 2014	September 28, 2013
ASSETS:
Current assets:
Cash and cash equivalents	$13,844	$14,259
Short-term marketable securities	11,233	26,287
Accounts receivable, less allowances of $86 and $99, respectively	17,460	13,102
Inventories	2,111	1,764
Deferred tax assets	4,318	3,453
Vendor non-trade receivables	9,759	7,539
Other current assets	9,806	6,882

Total current assets	68,531	73,286

Long-term marketable securities	130,162	106,215
Property, plant and equipment, net	20,624	16,597
Goodwill	4,616	1,577
Acquired intangible assets, net	4,142	4,179
Other assets	3,764	5,146

Total assets	$231,839	$207,000

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$30,196	$22,367
Accrued expenses	18,453	13,856
Deferred revenue	8,491	7,435
Commercial paper	6,308	0

Total current liabilities	63,448	43,658

Deferred revenue – non-current	3,031	2,625
Long-term debt	28,987	16,960
Other non-current liabilities	24,826	20,208

Total liabilities	120,292	83,451

Commitments and contingencies

Shareholders’ equity:
Common stock and additional paid-in capital, $0.00001 par value; 12,600,000 shares authorized; 5,866,161 and 6,294,494 shares issued and outstanding, respectively	23,313	19,764
Retained earnings	87,152	104,256
Accumulated other comprehensive income/(loss)	1,082	(471)

Total shareholders’ equity	111,547	123,549

Total liabilities and shareholders’ equity	$231,839	$207,000

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In millions, except number of shares which are reflected in thousands)

	Common Stock and Additional Paid-In Capital		Retained	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Earnings	Income/(Loss)	Equity
Balances as of September 24, 2011	6,504,937	$13,331	$62,841	$443	$76,615

Net income	0	0	41,733	0	41,733
Other comprehensive income/(loss)	0	0	0	56	56
Dividends and dividend equivalents declared	0	0	(2,523)	0	(2,523)
Share-based compensation	0	1,740	0	0	1,740
Common stock issued, net of shares withheld for employee taxes	69,521	200	(762)	0	(562)
Tax benefit from equity awards, including transfer pricing adjustments	0	1,151	0	0	1,151

Balances as of September 29, 2012	6,574,458	16,422	101,289	499	118,210

Net income	0	0	37,037	0	37,037
Other comprehensive income/(loss)	0	0	0	(970)	(970)
Dividends and dividend equivalents declared	0	0	(10,676)	0	(10,676)
Repurchase of common stock	(328,837)	0	(22,950)	0	(22,950)
Share-based compensation	0	2,253	0	0	2,253
Common stock issued, net of shares withheld for employee taxes	48,873	(143)	(444)	0	(587)
Tax benefit from equity awards, including transfer pricing adjustments	0	1,232	0	0	1,232

Balances as of September 28, 2013	6,294,494	19,764	104,256	(471)	123,549

Net income	0	0	39,510	0	39,510
Other comprehensive income/(loss)	0	0	0	1,553	1,553
Dividends and dividend equivalents declared	0	0	(11,215)	0	(11,215)
Repurchase of common stock	(488,677)	0	(45,000)	0	(45,000)
Share-based compensation	0	2,863	0	0	2,863
Common stock issued, net of shares withheld for employee taxes	60,344	(49)	(399)	0	(448)
Tax benefit from equity awards, including transfer pricing adjustments	0	735	0	0	735

Balances as of September 27, 2014	5,866,161	$23,313	$87,152	$1,082	$111,547

See accompanying Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended
	September 27, 2014	September 28, 2013	September 29, 2012
Cash and cash equivalents, beginning of the year	$14,259	$10,746	$9,815

Operating activities:
Net income	39,510	37,037	41,733
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation and amortization	7,946	6,757	3,277
Share-based compensation expense	2,863	2,253	1,740
Deferred income tax expense	2,347	1,141	4,405
Changes in operating assets and liabilities:
Accounts receivable, net	(4,232)	(2,172)	(5,551)
Inventories	(76)	(973)	(15)
Vendor non-trade receivables	(2,220)	223	(1,414)
Other current and non-current assets	167	1,080	(3,162)
Accounts payable	5,938	2,340	4,467
Deferred revenue	1,460	1,459	2,824
Other current and non-current liabilities	6,010	4,521	2,552

Cash generated by operating activities	59,713	53,666	50,856

Investing activities:
Purchases of marketable securities	(217,128)	(148,489)	(151,232)
Proceeds from maturities of marketable securities	18,810	20,317	13,035
Proceeds from sales of marketable securities	189,301	104,130	99,770
Payments made in connection with business acquisitions, net	(3,765)	(496)	(350)
Payments for acquisition of property, plant and equipment	(9,571)	(8,165)	(8,295)
Payments for acquisition of intangible assets	(242)	(911)	(1,107)
Other	16	(160)	(48)

Cash used in investing activities	(22,579)	(33,774)	(48,227)

Financing activities:
Proceeds from issuance of common stock	730	530	665
Excess tax benefits from equity awards	739	701	1,351
Taxes paid related to net share settlement of equity awards	(1,158)	(1,082)	(1,226)
Dividends and dividend equivalents paid	(11,126)	(10,564)	(2,488)
Repurchase of common stock	(45,000)	(22,860)	0
Proceeds from issuance of long-term debt, net	11,960	16,896	0
Proceeds from issuance of commercial paper, net	6,306	0	0

Cash used in financing activities	(37,549)	(16,379)	(1,698)

Increase/(decrease) in cash and cash equivalents	(415)	3,513	931

Cash and cash equivalents, end of the year	$13,844	$14,259	$10,746

Supplemental cash flow disclosure:
Cash paid for income taxes, net	$10,026	$9,128	$7,682
Cash paid for interest	$339	$0	$0

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

Apple Inc. and its wholly-owned subsidiaries (collectively “Apple” or the “Company”) designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells a variety of related software, services, accessories, networking solutions and third-party digital content and applications. The Company sells its products worldwide through its retail stores, online stores and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers and value-added resellers. In addition, the Company sells a variety of third-party iPhone, iPad, Mac and iPod compatible products, including application software, and various accessories through its online and retail stores. The Company sells to consumers, small and mid-sized businesses, and education, enterprise and government customers.

Basis of Presentation and Preparation

The accompanying consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

The Company’s fiscal year is the 52 or 53-week period that ends on the last Saturday of September. The Company’s fiscal years 2014, 2013 and 2012 ended on September 27, 2014, September 28, 2013 and September 29, 2012, respectively. An additional week is included in the first fiscal quarter approximately every six years to realign fiscal quarters with calendar quarters. Fiscal years 2014 and 2013 spanned 52 weeks each. Fiscal year 2012 spanned 53 weeks, with a 14th week included in the first quarter of 2012. Unless otherwise stated, references to particular years, quarters, months and periods refer to the Company’s fiscal years ended in September and the associated quarters, months and periods of those fiscal years.

During the first quarter of 2014, the Company adopted updated accounting standards that (i) required disclosure of additional information about the amounts reclassified out of accumulated other comprehensive income (“AOCI”) by component and (ii) required gross and net disclosures about offsetting assets and liabilities. The adoption of these updated standards only impacted the disclosures in the Notes to Consolidated Financial Statements; accordingly, the adoption had no impact on the Company’s financial position or results of operations. The Company has provided these additional disclosures in Note 8, “Comprehensive Income” and Note 2, “Financial Instruments,” respectively.

In 2015, the Company changed its reportable operating segments, began allocating certain costs to its operating segments that were previously included in other corporate expenses and changed its categorization of product-level net sales reporting. The Company has reclassified the 2014, 2013 and 2012 amounts to conform to the 2015 presentation as further described in Note 11, “Segment Information and Geographic Data.”

Common Stock Split

On June 6, 2014, the Company effected a seven-for-one stock split to shareholders of record as of June 2, 2014. All share and per share information has been retroactively adjusted to reflect the stock split.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, software, digital content and applications, accessories and service and support contracts. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collection is probable. Product is considered delivered to the customer once it has been shipped and title, risk of loss and rewards of ownership have been transferred. For most of the Company’s product sales, these criteria are met at the time the product is shipped. For online sales to individuals, for some sales to education customers in the U.S., and for certain other sales, the Company defers revenue until the customer receives the product because the Company retains a portion of the risk of loss on these sales during transit. The Company recognizes revenue from the sale of hardware products, software bundled with hardware that is essential to the functionality of the hardware, and third-party digital content sold on the iTunes Store in accordance with general revenue recognition accounting guidance. The Company recognizes revenue in accordance with industry specific software accounting guidance for the following types of sales transactions: (i) standalone sales of software products, (ii) sales of software upgrades and (iii) sales of software bundled with hardware not essential to the functionality of the hardware.

For the sale of most third-party products, the Company recognizes revenue based on the gross amount billed to customers because the Company establishes its own pricing for such products, retains related inventory risk for physical products, is the primary obligor to the customer and assumes the credit risk for amounts billed to its customers. For third-party applications sold through the App Store and Mac App Store and certain digital content sold through the iTunes Store, the Company does not determine the selling price of the products and is not the primary obligor to the customer. Therefore, the Company accounts for such sales on a net basis by recognizing in net sales only the commission it retains from each sale. The portion of the gross amount billed to customers that is remitted by the Company to third-party app developers and certain digital content owners is not reflected in the Company’s Consolidated Statements of Operations.

The Company records deferred revenue when it receives payments in advance of the delivery of products or the performance of services. This includes amounts that have been deferred for unspecified and specified software upgrade rights and non-software services that are attached to hardware and software products. The Company sells gift cards redeemable at its retail and online stores, and also sells gift cards redeemable on the iTunes Store for the purchase of digital content and software. The Company records deferred revenue upon the sale of the card, which is relieved upon redemption of the card by the customer. Revenue from AppleCare service and support contracts is deferred and recognized over the service coverage periods. AppleCare service and support contracts typically include extended phone support, repair services, web-based support resources and diagnostic tools offered under the Company’s standard limited warranty.

The Company records reductions to revenue for estimated commitments related to price protection and other customer incentive programs. For transactions involving price protection, the Company recognizes revenue net of the estimated amount to be refunded. For the Company’s other customer incentive programs, the estimated cost of these programs is recognized at the later of the date at which the Company has sold the product or the date at which the program is offered. The Company also records reductions to revenue for expected future product returns based on the Company’s historical experience. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities, with the collected taxes recorded as current liabilities until remitted to the relevant government authority.

Revenue Recognition for Arrangements with Multiple Deliverables

For multi-element arrangements that include hardware products containing software essential to the hardware product’s functionality, undelivered software elements that relate to the hardware product’s essential software, and undelivered non-software services, the Company allocates revenue to all deliverables based on their relative selling prices. In such circumstances, the Company uses a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence of fair value (“VSOE”), (ii) third-party evidence of selling price (“TPE”) and (iii) best estimate of selling price (“ESP”). VSOE generally exists only when the Company sells the deliverable separately and is the price actually charged by the Company for that deliverable. ESPs reflect the Company’s best estimates of what the selling prices of elements would be if they were sold regularly on a stand-alone basis. For multi-element arrangements accounted for in accordance with industry specific software accounting guidance, the Company allocates revenue to all deliverables based on the VSOE of each element, and if VSOE does not exist revenue is recognized when elements lacking VSOE are delivered.

For sales of qualifying versions of iPhone, iPad and iPod touch (“iOS devices”), Mac and Apple TV, the Company has indicated it may from time to time provide future unspecified software upgrades and features to the essential software bundled with each of these hardware products free of charge to customers. Essential software for iOS devices includes iOS and related applications and for Mac includes OS X and related applications. The Company also provides various non-software services to owners of qualifying versions of iOS devices and Mac. The Company has identified up to three deliverables regularly included in arrangements involving the sale of these devices. The first deliverable is the hardware and software essential to the functionality of the hardware device delivered at the time of sale. The second deliverable is the embedded right included with the purchase of iOS devices, Mac and Apple TV to receive on a when-and-if-available basis, future unspecified software upgrades and features relating to the product’s essential software. The third deliverable is the non-software services to be provided to qualifying versions of iOS devices and Mac. The Company allocates revenue between these deliverables using the relative selling price method. Because the Company has neither VSOE nor TPE for these deliverables, the allocation of revenue is based on the Company’s ESPs. Revenue allocated to the delivered hardware and the related essential software is recognized at the time of sale provided the other conditions for revenue recognition have been met. Revenue allocated to the embedded unspecified software upgrade rights and the non-software services is deferred and recognized on a straight-line basis over the estimated period the software upgrades and non-software services are expected to be provided for each of these devices, which ranges from two to four years. Cost of sales related to delivered hardware and related essential software, including estimated warranty costs, are recognized at the time of sale. Costs incurred to provide non-software services are recognized as cost of sales as incurred, and engineering and sales and marketing costs are recognized as operating expenses as incurred.

The Company’s process for determining its ESP for deliverables without VSOE or TPE considers multiple factors that may vary depending upon the unique facts and circumstances related to each deliverable. The Company believes its customers would be reluctant to buy unspecified software upgrade rights for the essential software included with its qualifying hardware products. This view is primarily based on the fact that unspecified software upgrade rights do not obligate the Company to provide upgrades at a particular time or at all, and do not specify to customers which upgrades or features will be delivered. The Company also believes its customers would be unwilling to pay a significant amount for access to the non-software services because other companies offer similar services at little or no cost to users. Therefore, the Company has concluded that if it were to sell upgrade rights or access to the non-software services on a standalone basis, including those rights and services attached to iOS devices, Mac and Apple TV, the selling prices would be relatively low. Key factors considered by the Company in developing the ESPs for software upgrade rights include prices charged by the Company for similar offerings, market trends in the pricing of Apple-branded and third-party Mac and iOS compatible software, the nature of the upgrade rights (e.g., unspecified versus specified) and the relative ESP of the upgrade rights as compared to the total selling price of the product. The Company may also consider additional factors as appropriate, including the impact of other products and services provided to customers, the pricing of competitive alternatives if they exist, product-specific business objectives and the length of time a particular version of a device has been available. When relevant, the same factors are considered by the Company in developing ESPs for offerings such as the non-software services with additional consideration given to the estimated cost to provide such services.

In 2014, 2013 and 2012, the Company’s combined ESPs for the unspecified software upgrade rights and the rights to receive the non-software services included with its qualifying hardware devices have ranged from $5 to $40. As of September 27, 2014, the combined ESPs for Mac was $40 and for iPhone and iPad ranged from $15 to $25. Revenue allocated to such rights is deferred and recognized on a straight-line basis over the estimated period the rights are expected to be provided for each device, which ranges from two to four years.

Shipping Costs

For all periods presented, amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are included in cost of sales.

Warranty Costs

The Company generally provides for the estimated cost of hardware and software warranties at the time the related revenue is recognized. The Company assesses the adequacy of its pre-existing warranty liabilities and adjusts the amounts as necessary based on actual experience and changes in future estimates.

Software Development Costs

Research and development (“R&D”) costs are expensed as incurred. Development costs of computer software to be sold, leased, or otherwise marketed are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release to customers. In most instances, the Company’s products are released soon after technological feasibility has been established. Costs incurred subsequent to achievement of technological feasibility were not significant, and software development costs were expensed as incurred during 2014, 2013 and 2012.

Advertising Costs

Advertising costs are expensed as incurred and included in selling, general and administrative expenses. Advertising expense was $1.2 billion, $1.1 billion and $1.0 billion for 2014, 2013 and 2012, respectively.

Share-based Compensation

The Company recognizes expense related to share-based payment transactions in which it receives employee services in exchange for (a) equity instruments of the Company or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. Share-based compensation cost for restricted stock and restricted stock units (“RSUs”) is measured based on the closing fair market value of the Company’s common stock on the date of grant. The Company recognizes share-based compensation cost over the award’s requisite service period on a straight-line basis for time-based RSUs and on a graded basis for RSUs that are contingent on the achievement of performance metrics. The Company recognizes a benefit from share-based compensation in the Consolidated Statements of Shareholders’ Equity if an incremental tax benefit is realized. In addition, the Company recognizes the indirect effects of share-based compensation on R&D tax credits, foreign tax credits and domestic manufacturing deductions in the Consolidated Statements of Operations. Further information regarding share-based compensation can be found in Note 9, “Benefit Plans.”

Income Taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. See Note 5, “Income Taxes” for additional information.

Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include outstanding stock options, shares to be purchased under the Company’s employee stock purchase plan, unvested restricted stock and unvested RSUs. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities.

The following table shows the computation of basic and diluted earnings per share for 2014, 2013 and 2012 (net income in millions and shares in thousands):

	2014	2013	2012
Numerator:
Net income	$39,510	$37,037	$41,733

Denominator:
Weighted-average shares outstanding	6,085,572	6,477,320	6,543,726
Effect of dilutive securities	37,091	44,314	73,757

Weighted-average diluted shares	6,122,663	6,521,634	6,617,483

Basic earnings per share	$6.49	$5.72	$6.38
Diluted earnings per share	$6.45	$5.68	$6.31

Potentially dilutive securities, the effect of which would have been antidilutive, were not significant for 2014, 2013 and 2012. The Company excluded these securities from the computation of diluted earnings per share.

Financial Instruments

Cash Equivalents and Marketable Securities

All highly liquid investments with maturities of three months or less at the date of purchase are classified as cash equivalents. The Company’s marketable debt and equity securities have been classified and accounted for as available-for-sale. Management determines the appropriate classification of its investments at the time of purchase and reevaluates the designations at each balance sheet date. The Company classifies its marketable debt securities as either short-term or long-term based on each instrument’s underlying contractual maturity date. Marketable debt securities with maturities of 12 months or less are classified as short-term and marketable debt securities with maturities greater than 12 months are classified as long-term. The Company classifies its marketable equity securities, including mutual funds, as either short-term or long-term based on the nature of each security and its availability for use in current operations. The Company’s marketable debt and equity securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported as a component of shareholders’ equity. The cost of securities sold is based upon the specific identification method.

Derivative Financial Instruments

The Company accounts for its derivative instruments as either assets or liabilities and carries them at fair value.

For derivative instruments that hedge the exposure to variability in expected future cash flows that are designated as cash flow hedges, the effective portion of the gain or loss on the derivative instrument is reported as a component of AOCI in shareholders’ equity and reclassified into income in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of the gain or loss on the derivative instrument, if any, is recognized in current income. To receive hedge accounting treatment, cash flow hedges must be highly effective in offsetting changes to expected future cash flows on hedged transactions. For options designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in income. For derivative instruments that hedge the exposure to changes in the fair value of an asset or a liability and that are designated as fair value hedges, both the net gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk are recognized in earnings in the current period. For derivative instruments designated as a hedge of the foreign currency translation exposure of the net investment in a foreign operation, the net gain or loss on the effective portion of the derivative instrument is reported in the same manner as a foreign currency translation adjustment. For forward exchange contracts designated as net investment hedges, the Company excludes changes in fair value relating to changes in the forward carry component from its definition of effectiveness. Accordingly, any gains or losses related to this component are recognized in current income. Derivatives that do not qualify as hedges are adjusted to fair value through current income.

Allowance for Doubtful Accounts

The Company records its allowance for doubtful accounts based upon its assessment of various factors. The Company considers historical experience, the age of the accounts receivable balances, credit quality of the Company’s customers, current economic conditions and other factors that may affect customers’ ability to pay.

Inventories

Inventories are stated at the lower of cost, computed using the first-in, first-out method, or market. If the cost of the inventories exceeds their market value, provisions are made currently for the difference between the cost and the market value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed by use of the straight-line method over the estimated useful lives of the assets, which for buildings is the lesser of 30 years or the remaining life of the underlying building; between two to five years for machinery and equipment, including product tooling and manufacturing process equipment; and the shorter of lease terms or ten years for leasehold improvements. The Company capitalizes eligible costs to acquire or develop internal-use software that are incurred subsequent to the preliminary project stage. Capitalized costs related to internal-use software are amortized using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Depreciation and amortization expense on property and equipment was $6.9 billion, $5.8 billion and $2.6 billion during 2014, 2013 and 2012, respectively.

Long-Lived Assets Including Goodwill and Other Acquired Intangible Assets

The Company reviews property, plant and equipment, inventory component prepayments and certain identifiable intangibles, excluding goodwill, for impairment. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. If property, plant and equipment, inventory component prepayments and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair value. The Company did not record any significant impairments during 2014, 2013 and 2012.

The Company does not amortize goodwill and intangible assets with indefinite useful lives, rather such assets are required to be tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that the assets may be impaired. The Company performs its goodwill and intangible asset impairment tests in the fourth quarter of each year. The Company did not recognize any impairment charges related to goodwill or indefinite lived intangible assets during 2014, 2013 and 2012. The Company established reporting units based on its current reporting structure. For purposes of testing goodwill for impairment, goodwill has been allocated to these reporting units to the extent it relates to each reporting unit. In 2014 and 2013, the Company’s goodwill was allocated to the Americas and Europe reportable operating segments.

The Company amortizes its intangible assets with definite useful lives over their estimated useful lives and reviews these assets for impairment. The Company typically amortizes its acquired intangible assets with definite useful lives over periods from three to seven years.

Fair Value Measurements

The Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The Company’s valuation techniques used to measure the fair value of money market funds and certain marketable equity securities were derived from quoted prices in active markets for identical assets or liabilities. The valuation techniques used to measure the fair value of the Company’s debt instruments and all other financial instruments, all of which have counterparties with high credit ratings, were valued based on quoted market prices or model driven valuations using significant inputs derived from or corroborated by observable market data.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Foreign Currency Translation and Remeasurement

The Company translates the assets and liabilities of its non-U.S. dollar functional currency subsidiaries into U.S. dollars using exchange rates in effect at the end of each period. Revenue and expenses for these subsidiaries are translated using rates that approximate those in effect during the period. Gains and losses from these translations are recognized in foreign currency translation included in AOCI in shareholders’ equity. The Company’s subsidiaries that use the U.S. dollar as their functional currency remeasure monetary assets and liabilities at exchange rates in effect at the end of each period, and inventories, property and nonmonetary assets and liabilities at historical rates. Gains and losses from these remeasurements were not significant during 2014, 2013 and 2012 and have been included in the Company’s results of operations.

Note 2 – Financial Instruments

Cash, Cash Equivalents and Marketable Securities

The following tables show the Company’s cash and available-for-sale securities’ adjusted cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as cash and cash equivalents or short- or long-term marketable securities as of September 27, 2014 and September 28, 2013 (in millions):

	2014
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Short-Term Marketable Securities	Long-Term Marketable Securities
Cash	$10,232	$0	$0	$10,232	$10,232	$0	$0

Level 1:
Money market funds	1,546	0	0	1,546	1,546	0	0
Mutual funds	2,531	1	(132)	2,400	0	2,400	0

Subtotal	4,077	1	(132)	3,946	1,546	2,400	0

Level 2:
U.S. Treasury securities	23,140	15	(9)	23,146	12	607	22,527
U.S. agency securities	7,373	3	(11)	7,365	652	157	6,556
Non-U.S. government securities	6,925	69	(69)	6,925	0	204	6,721
Certificates of deposit and time deposits	3,832	0	0	3,832	1,230	1,233	1,369
Commercial paper	475	0	0	475	166	309	0
Corporate securities	85,431	296	(241)	85,486	6	6,298	79,182
Municipal securities	940	8	0	948	0	0	948
Mortgage- and asset-backed securities	12,907	26	(49)	12,884	0	25	12,859

Subtotal	141,023	417	(379)	141,061	2,066	8,833	130,162

Total	$155,332	$418	$(511)	$155,239	$13,844	$11,233	$130,162

	2013
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents	Short-Term Marketable Securities	Long-Term Marketable Securities
Cash	$8,705	$0	$0	$8,705	$8,705	$0	$0

Level 1:
Money market funds	1,793	0	0	1,793	1,793	0	0
Mutual funds	3,999	0	(197)	3,802	0	3,802	0

Subtotal	5,792	0	(197)	5,595	1,793	3,802	0

Level 2:
U.S. Treasury securities	27,642	24	(47)	27,619	431	7,554	19,634
U.S. agency securities	16,878	12	(52)	16,838	177	3,412	13,249
Non-U.S. government securities	5,545	35	(137)	5,443	50	313	5,080
Certificates of deposit and time deposits	2,344	0	0	2,344	1,264	844	236
Commercial paper	2,998	0	0	2,998	1,835	1,163	0
Corporate securities	54,586	275	(252)	54,609	0	8,077	46,532
Municipal securities	6,257	45	(22)	6,280	4	1,114	5,162
Mortgage- and asset-backed securities	16,396	23	(89)	16,330	0	8	16,322

Subtotal	132,646	414	(599)	132,461	3,761	22,485	106,215

Total	$147,143	$414	$(796)	$146,761	$14,259	$26,287	$106,215

The Company may sell certain of its marketable securities prior to their stated maturities for strategic reasons including, but not limited to, anticipation of credit deterioration and duration management. The net realized gains or losses recognized by the Company, related to such sales, were not significant during 2014, 2013 and 2012. The maturities of the Company’s long-term marketable securities generally range from one to five years.

As of September 27, 2014 and September 28, 2013, gross unrealized losses related to individual securities that had been in a continuous loss position for 12 months or longer were not significant.

As of September 27, 2014, the Company considers the declines in market value of its marketable securities investment portfolio to be temporary in nature and does not consider any of its investments other-than-temporarily impaired. The Company typically invests in highly-rated securities, and its investment policy limits the amount of credit exposure to any one issuer. The policy generally requires investments to be investment grade, with the primary objective of minimizing the potential risk of principal loss. Fair values were determined for each individual security in the investment portfolio. When evaluating an investment for other-than-temporary impairment, the Company reviews factors such as the length of time and extent to which fair value has been below its cost basis, the financial condition of the issuer and any changes thereto, changes in market interest rates, and the Company’s intent to sell, or whether it is more likely than not it will be required to sell, the investment before recovery of the investment’s cost basis. During 2014, 2013 and 2012 the Company did not recognize any significant impairment charges.

Derivative Financial Instruments

The Company uses derivatives to partially offset its business exposure to foreign currency and interest rate risk. The Company may enter into forward contracts, option contracts, swaps, or other derivative instruments to offset some of the risk on expected future cash flows, on net investments in certain foreign subsidiaries and on certain existing assets and liabilities. However, the Company may choose not to hedge certain exposures for a variety of reasons including, but not limited to, accounting considerations and the prohibitive economic cost of hedging particular exposures. There can be no assurance the hedges will offset more than a portion of the financial impact resulting from movements in foreign currency exchange or interest rates.

To help protect gross margins from fluctuations in foreign currency exchange rates, certain of the Company’s subsidiaries whose functional currency is the U.S. dollar hedge a portion of forecasted foreign currency revenue. The Company’s subsidiaries whose functional currency is not the U.S. dollar and who sell in local currencies may hedge a portion of forecasted inventory purchases not denominated in the subsidiaries’ functional currencies. The Company typically hedges portions of its forecasted foreign currency exposure associated with revenue and inventory purchases, typically for up to 12 months.

To help protect the net investment in a foreign operation from adverse changes in foreign currency exchange rates, the Company may enter into foreign currency forward and option contracts to offset the changes in the carrying amounts of these investments due to fluctuations in foreign currency exchange rates.

The Company may also enter into foreign currency forward contracts and option contracts to partially offset the foreign currency exchange gains and losses generated by the re-measurement of certain assets and liabilities denominated in non-functional currencies.

The Company may enter into interest rate swaps, options, or other instruments to manage interest rate risk. These instruments may offset a portion of changes in income or expense, or changes in fair value of the Company’s long-term debt or investments.

The Company records all derivatives in the Consolidated Balance Sheets at fair value. The Company’s accounting treatment for these instruments is based on the hedge designation. The effective portions of cash flow hedges are recorded in AOCI until the hedged item is recognized in earnings. Gains and losses related to changes in fair value hedges are recognized in earnings along with a corresponding loss or gain related to the change in value of the underlying hedged item. The effective portions of net investment hedges are recorded in other comprehensive income (“OCI”) as a part of the cumulative translation adjustment. The ineffective portions of cash flow hedges and net investment hedges are recorded in other income and expense. Derivatives that are not designated as hedging instruments are adjusted to fair value through earnings in the financial statement line item to which the derivative relates.

Deferred gains and losses associated with cash flow hedges of foreign currency revenue are recognized as a component of net sales in the same period as the related revenue is recognized, and deferred gains and losses related to cash flow hedges of inventory purchases are recognized as a component of cost of sales in the same period as the related costs are recognized. Deferred gains and losses associated with cash flow hedges of interest income or expense are recognized as a component of other income/(expense), net in the same period as the related income or expense is recognized. The Company’s foreign currency and interest rate transactions hedged with cash flow hedges as of September 27, 2014 are expected to occur within 12 months and four years, respectively.

Derivative instruments designated as cash flow hedges must be de-designated as hedges when it is probable the forecasted hedged transaction will not occur in the initially identified time period or within a subsequent two-month time period. Deferred gains and losses in AOCI associated with such derivative instruments are reclassified immediately into other income and expense. Any subsequent changes in fair value of such derivative instruments are reflected in other income and expense unless they are re-designated as hedges of other transactions. The Company did not recognize any significant net gains or losses related to the loss of hedge designation on discontinued cash flow hedges during 2014, 2013 and 2012.

The gain/loss recognized in other income and expense for foreign currency forward and option contracts not designated as hedging instruments was not significant during 2014, 2013 and 2012. These amounts represent the net gain or loss on the derivative contracts and do not include changes in the related exposures, which generally offset a portion of the gain or loss on the derivative contracts.

The following table shows the notional amounts of the Company’s outstanding derivative instruments and credit risk amounts associated with outstanding or unsettled derivative instruments as of September 27, 2014 and September 28, 2013 (in millions):

	2014		2013
	Notional Amount	Credit Risk Amounts	Notional Amount	Credit Risk Amounts
Instruments designated as accounting hedges:
Foreign exchange contracts	$42,945	$1,333	$35,013	$159
Interest rate contracts	$12,000	$89	$3,000	$44

Instruments not designated as accounting hedges:
Foreign exchange contracts	$38,510	$222	$16,131	$25

The notional amounts for outstanding derivative instruments provide one measure of the transaction volume outstanding and do not represent the amount of the Company’s exposure to credit or market loss. The credit risk amounts represent the Company’s gross exposure to potential accounting loss on derivative instruments that are outstanding or unsettled if all counterparties failed to perform according to the terms of the contract, based on then-current currency or interest rates at each respective date. The Company’s gross exposure on these transactions may be further mitigated by collateral received from certain counterparties. The Company’s exposure to credit loss and market risk will vary over time as currency and interest rates change. Although the table above reflects the notional and credit risk amounts of the Company’s derivative instruments, it does not reflect the gains or losses associated with the exposures and transactions that the instruments are intended to hedge. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

The Company generally enters into master netting arrangements, which are designed to reduce credit risk by permitting net settlement of transactions with the same counterparty. To further limit credit risk, the Company generally enters into collateral security arrangements that provide for collateral to be received or posted when the net fair value of certain financial instruments fluctuates from contractually established thresholds. The Company presents its derivative assets and derivative liabilities at their gross fair values in its Consolidated Balance Sheets. As of September 27, 2014, the Company received $2.1 billion of cash collateral related to the derivative instruments under its collateral security arrangements, which were recorded as accrued expenses in the Consolidated Balance Sheet. As of September 28, 2013, the Company posted cash collateral related to the derivative instruments under its collateral security arrangements of $164 million, which were recorded as other current assets in the Consolidated Balance Sheet. The Company did not have any derivative instruments with credit-risk related contingent features that would require it to post additional collateral as of September 27, 2014 or September 28, 2013.

Under master netting arrangements with the respective counterparties to the Company’s derivative contracts, the Company is allowed to net settle transactions with a single net amount payable by one party to the other. As of September 27, 2014 and September 28, 2013, the potential effects of these rights of set-off associated with the Company’s derivative contracts, including the effects of collateral, would be a reduction to both derivative assets and derivative liabilities of $1.6 billion and $333 million, respectively, resulting in net derivative liabilities of $549 million and $57 million, respectively.

The following tables show the Company’s derivative instruments at gross fair value as reflected in the Consolidated Balance Sheets as of September 27, 2014 and September 28, 2013 (in millions):

	2014
	Fair Value of Derivatives Designated as Hedge Instruments	Fair Value of Derivatives Not Designated as Hedge Instruments	Total Fair Value
Derivative assets (1):
Foreign exchange contracts	$1,332	$222	$1,554
Interest rate contracts	$81	$0	$81

Derivative liabilities (2):
Foreign exchange contracts	$41	$40	$81

	2013
	Fair Value of Derivatives Designated as Hedge Instruments	Fair Value of Derivatives Not Designated as Hedge Instruments	Total Fair Value
Derivative assets (1):
Foreign exchange contracts	$145	$25	$170
Interest rate contracts	$44	$0	$44

Derivative liabilities (2):
Foreign exchange contracts	$389	$46	$435

(1)	The fair value of derivative assets is measured using Level 2 fair value inputs and is recorded as other current assets in the Consolidated Balance Sheets.

(2)	The fair value of derivative liabilities is measured using Level 2 fair value inputs and is recorded as accrued expenses in the Consolidated Balance Sheets.

The following tables show the pre-tax effect of the Company’s derivative instruments designated as cash flow, net investment and fair value hedges on OCI and the Consolidated Statements of Operations for 2014, 2013 and 2012 (in millions):

	Gains/(Losses) Recognized in OCI - Effective Portion			Gains/(Losses) Reclassified from AOCI into Net Income - Effective Portion
	2014	2013	2012	2014	2013	2012
Cash flow hedges:
Foreign exchange contracts	$1,750	$891	$(175)	$(154)	$676	$607
Interest rate contracts	(15)	12	0	(16)	(6)	0

Total	$1,735	$903	$(175)	$(170)	$670	$607

Net investment hedges:
Foreign exchange contracts	$53	$143	$(5)	$0	$0	$0

	Gains/(Losses) On Derivative Instruments			Gains/(Losses) Related to Hedged Items
	2014	2013	2012	2014	2013	2012
Fair value hedges:
Interest rate contracts	$39	$0	$0	$(39)	$0	$0

The Company recognized a charge of $120 million, $301 million and $658 million in other income and expense during 2014, 2013 and 2012, respectively, for the ineffective portions of and amounts excluded from the effectiveness testing of cash flow hedges. The ineffective portions of and amounts excluded from the effectiveness testing of net investment and fair value hedges recognized in other income and expense were not significant during 2014, 2013 and 2012.

Accounts Receivable

Trade Receivables

The Company has considerable trade receivables outstanding with its third-party cellular network carriers, wholesalers, retailers, value-added resellers, small and mid-sized businesses, and education, enterprise and government customers. The Company generally does not require collateral from its customers; however, the Company will require collateral in certain instances to limit credit risk. In addition, when possible, the Company attempts to limit credit risk on trade receivables with credit insurance for certain customers or by requiring third-party financing, loans or leases to support credit exposure. These credit-financing arrangements are directly between the third-party financing company and the end customer. As such, the Company generally does not assume any recourse or credit risk sharing related to any of these arrangements.

As of September 27, 2014, the Company had two customers that represented 10% or more of total trade receivables, one of which accounted for 16% and the other 13%. As of September 28, 2013, the Company had two customers that represented 10% or more of total trade receivables, one of which accounted for 13% and the other 10%. The Company’s cellular network carriers accounted for 72% and 68% of trade receivables as of September 27, 2014 and September 28, 2013, respectively. The additions and write-offs to the Company’s allowance for doubtful accounts during 2014, 2013 and 2012 were not significant.

Vendor Non-Trade Receivables

The Company has non-trade receivables from certain of its manufacturing vendors resulting from the sale of components to these manufacturing vendors who manufacture sub-assemblies or assemble final products for the Company. The Company purchases these components directly from suppliers. Three of the Company’s vendors accounted for 51%, 16% and 14% of total vendor non-trade receivables as of September 27, 2014 and three of the Company’s vendors accounted for 47%, 21% and 15% of total vendor non-trade receivables as of September 28, 2013. The Company does not reflect the sale of these components in net sales and does not recognize any profits on these sales until the related products are sold by the Company, at which time any profit is recognized as a reduction of cost of sales.

Note 3 – Consolidated Financial Statement Details

The following tables show the Company’s consolidated balance sheet details as of September 27, 2014 and September 28, 2013 (in millions):

Inventories

	2014	2013
Components	$471	$683
Finished goods	1,640	1,081

Total inventories	$2,111	$1,764

Property, Plant and Equipment

	2014	2013
Land and buildings	$4,863	$3,309
Machinery, equipment and internal-use software	29,639	21,242
Leasehold improvements	4,513	3,968

Gross property, plant and equipment	39,015	28,519
Accumulated depreciation and amortization	(18,391)	(11,922)

Net property, plant and equipment	$20,624	$16,597

Accrued Expenses

	2014	2013
Accrued warranty and related costs	$4,159	$2,967
Accrued marketing and selling expenses	2,321	1,291
Accrued taxes	1,209	1,200
Accrued compensation and employee benefits	1,209	959
Deferred margin on component sales	1,057	1,262
Other current liabilities	8,498	6,177

Total accrued expenses	$18,453	$13,856

Non-Current Liabilities

	2014	2013
Deferred tax liabilities	$20,259	$16,489
Other non-current liabilities	4,567	3,719

Total other non-current liabilities	$24,826	$20,208

Other Income and Expense

The following table shows the detail of other income and expense for 2014, 2013 and 2012 (in millions):

	2014	2013	2012
Interest and dividend income	$1,795	$1,616	$1,088
Interest expense	(384)	(136)	0
Other expense, net	(431)	(324)	(566)

Total other income/(expense), net	$980	$1,156	$522

Note 4 – Goodwill and Other Intangible Assets

On July 31, 2014, the Company completed the acquisitions of Beats Music, LLC, which offers a subscription streaming music service, and Beats Electronics, LLC, which makes Beats® headphones, speakers and audio software (collectively, “Beats”). The total purchase price consideration for these acquisitions was $2.6 billion, which consisted primarily of cash, of which $2.2 billion was allocated to goodwill, $636 million to acquired intangible assets and $258 million to net liabilities assumed. Concurrent with the close of the acquisition, the Company repaid $295 million of existing Beats outstanding debt to third-party creditors. In conjunction with the Beats acquisitions, the Company issued approximately 5.1 million shares of its common stock to certain former equity holders of Beats. The restricted stock was valued at approximately $485 million based on the Company’s common stock on the acquisition date. The majority of these shares, valued at approximately $417 million, will vest over time based on continued employment with Apple.

The Company also completed various other business acquisitions during 2014 for an aggregate cash consideration, net of cash acquired, of $957 million, of which $828 million was allocated to goodwill, $257 million to acquired intangible assets and $128 million to net liabilities assumed.

The Company completed various business acquisitions during 2013 for an aggregate cash consideration, net of cash acquired, of $496 million, of which $419 million was allocated to goodwill, $179 million to acquired intangible assets and $102 million to net liabilities assumed.

The Company’s gross carrying amount of goodwill was $4.6 billion and $1.6 billion as of September 27, 2014 and September 28, 2013, respectively. The Company did not have any goodwill impairments during 2014, 2013 or 2012.

The following table summarizes the components of gross and net intangible asset balances as of September 27, 2014 and September 28, 2013 (in millions):

	2014			2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived and amortizable acquired intangible assets	$7,127	$(3,085)	$4,042	$6,081	$(2,002)	$4,079
Indefinite-lived and non-amortizable acquired intangible assets	100	0	100	100	0	100

Total acquired intangible assets	$7,227	$(3,085)	$4,142	$6,181	$(2,002)	$4,179

Amortization expense related to acquired intangible assets was $1.1 billion, $960 million and $605 million in 2014, 2013 and 2012, respectively. As of September 27, 2014, the remaining weighted-average amortization period for acquired intangible assets is 3.8 years. The expected annual amortization expense related to acquired intangible assets as of September 27, 2014, is as follows (in millions):

2015	$1,204
2016	1,083
2017	825
2018	592
2019	175
Thereafter	163

Total	$4,042

Note 5 – Income Taxes

The provision for income taxes for 2014, 2013 and 2012, consisted of the following (in millions):

	2014	2013	2012
Federal:
Current	$8,624	$9,334	$7,240
Deferred	3,183	1,878	5,018

	11,807	11,212	12,258

State:
Current	855	1,084	1,182
Deferred	(178)	(311)	(123)

	677	773	1,059

Foreign:
Current	2,147	1,559	1,203
Deferred	(658)	(426)	(490)

	1,489	1,133	713

Provision for income taxes	$13,973	$13,118	$14,030

The foreign provision for income taxes is based on foreign pre-tax earnings of $33.6 billion, $30.5 billion and $36.8 billion in 2014, 2013 and 2012, respectively. The Company’s consolidated financial statements provide for any related tax liability on undistributed earnings that the Company does not intend to be indefinitely reinvested outside the U.S. Substantially all of the Company’s undistributed international earnings intended to be indefinitely reinvested in operations outside the U.S. were generated by subsidiaries organized in Ireland, which has a statutory tax rate of 12.5%. As of September 27, 2014, U.S. income taxes have not been provided on a cumulative total of $69.7 billion of such earnings. The amount of unrecognized deferred tax liability related to these temporary differences is estimated to be approximately $23.3 billion.

As of September 27, 2014 and September 28, 2013, $137.1 billion and $111.3 billion, respectively, of the Company’s cash, cash equivalents and marketable securities were held by foreign subsidiaries and are generally based in U.S. dollar-denominated holdings. Amounts held by foreign subsidiaries are generally subject to U.S. income taxation on repatriation to the U.S.

A reconciliation of the provision for income taxes, with the amount computed by applying the statutory federal income tax rate (35% in 2014, 2013 and 2012) to income before provision for income taxes for 2014, 2013 and 2012, is as follows (dollars in millions):

	2014	2013	2012
Computed expected tax	$18,719	$17,554	$19,517
State taxes, net of federal effect	469	508	677
Indefinitely invested earnings of foreign subsidiaries	(4,744)	(4,614)	(5,895)
Research and development credit, net	(88)	(287)	(103)
Domestic production activities deduction	(495)	(308)	(328)
Other	112	265	162

Provision for income taxes	$13,973	$13,118	$14,030

Effective tax rate	26.1%	26.2%	25.2%

The Company’s income taxes payable have been reduced by the tax benefits from employee stock plan awards. For stock options, the Company receives an income tax benefit calculated as the tax effect of the difference between the fair market value of the stock issued at the time of the exercise and the exercise price. For RSUs, the Company receives an income tax benefit upon the award’s vesting equal to the tax effect of the underlying stock’s fair market value. The Company had net excess tax benefits from equity awards of $706 million, $643 million and $1.4 billion in 2014, 2013 and 2012, respectively, which were reflected as increases to common stock.

As of September 27, 2014 and September 28, 2013, the significant components of the Company’s deferred tax assets and liabilities were (in millions):

	2014	2013
Deferred tax assets:
Accrued liabilities and other reserves	$2,761	$1,892
Deferred revenue	1,787	1,475
Basis of capital assets and investments	898	1,020
Share-based compensation	454	458
Other	644	1,029

Total deferred tax assets	6,544	5,874
Less valuation allowance	0	0

Deferred tax assets, net of valuation allowance	6,544	5,874

Deferred tax liabilities:
Unremitted earnings of foreign subsidiaries	21,544	18,044
Other	120	112

Total deferred tax liabilities	21,664	18,156

Net deferred tax liabilities	$(15,120)	$(12,282)

Deferred tax assets and liabilities reflect the effects of tax losses, credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Uncertain Tax Positions

Tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company classifies gross interest and penalties and unrecognized tax benefits that are not expected to result in payment or receipt of cash within one year as non-current liabilities in the Consolidated Balance Sheets.

As of September 27, 2014, the total amount of gross unrecognized tax benefits was $4.0 billion, of which $1.4 billion, if recognized, would affect the Company’s effective tax rate. As of September 28, 2013, the total amount of gross unrecognized tax benefits was $2.7 billion, of which $1.4 billion, if recognized, would affect the Company’s effective tax rate.

The aggregate changes in the balance of gross unrecognized tax benefits, which excludes interest and penalties, for 2014, 2013 and 2012, is as follows (in millions):

	2014	2013	2012
Beginning Balance	$2,714	$2,062	$1,375
Increases related to tax positions taken during a prior year	1,295	745	340
Decreases related to tax positions taken during a prior year	(280)	(118)	(107)
Increases related to tax positions taken during the current year	882	626	467
Decreases related to settlements with taxing authorities	(574)	(592)	(3)
Decreases related to expiration of statute of limitations	(4)	(9)	(10)

Ending Balance	$4,033	$2,714	$2,062

The Company includes interest and penalties related to unrecognized tax benefits within the provision for income taxes. As of September 27, 2014 and September 28, 2013, the total amount of gross interest and penalties accrued was $630 million and $590 million, respectively, which is classified as non-current liabilities in the Consolidated Balance Sheets. In connection with tax matters, the Company recognized interest and penalty expense in 2014, 2013 and 2012 of $40 million, $189 million and $140 million, respectively.

The Company is subject to taxation and files income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. During the fiscal year ended September 27, 2014, the U.S. Internal Revenue Service (“IRS”) concluded its review of the years 2004 through 2009, which resulted in the Company reducing its gross unrecognized tax benefits by $570 million and recognizing a tax benefit of $166 million. The IRS is currently examining the years 2010 through 2012. In addition, the Company is also subject to audits by state, local and foreign tax authorities. In major states and major foreign jurisdictions, the years subsequent to 1996 and 2002, respectively, generally remain open and could be subject to examination by the taxing authorities.

Management believes that an adequate provision has been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with management’s expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs. Although timing of the resolution and/or closure of audits is not certain, the Company does not believe it is reasonably possible that its unrecognized tax benefits would materially change in the next 12 months.

Note 6 – Debt

Commercial Paper

In April 2014, the Board of Directors authorized the Company to issue unsecured short-term promissory notes (“Commercial Paper”) pursuant to a commercial paper program. The Company intends to use net proceeds from the commercial paper program for general corporate purposes, including dividends and share repurchases. As of September 27, 2014, the Company had $6.3 billion of Commercial Paper outstanding, with a weighted-average interest rate of 0.12% and maturities generally less than nine months.

The following table provides a summary of cash flows associated with the issuance and maturities of Commercial Paper for 2014 (in millions):

Maturities less than 90 days:
Proceeds from (repayments of) commercial paper, net	$1,865

Maturities greater than 90 days:
Proceeds from commercial paper	4,771
Repayments of commercial paper	(330)

Maturities greater than 90 days, net	4,441

Total proceeds from issuance of commercial paper, net	$6,306

Long-Term Debt

In the third quarter of 2014 and 2013, the Company issued $12.0 billion and $17.0 billion of long-term debt, respectively. The debt issuances included floating- and fixed-rate notes with varying maturities for an aggregate principal amount of $29.0 billion (collectively the “Notes”). The Notes are senior unsecured obligations, and interest is payable in arrears, quarterly for the floating-rate notes and semi-annually for the fixed-rate notes.

The following table provides a summary of the Company’s long-term debt as of September 27, 2014 and September 28, 2013:

	2014		2013
	Amount (in millions)	Effective Interest Rate	Amount (in millions)	Effective Interest Rate
Floating-rate notes due 2016	$1,000	0.51%	$1,000	0.51%
Floating-rate notes due 2017	1,000	0.31%	0	0
Floating-rate notes due 2018	2,000	1.10%	2,000	1.10%
Floating-rate notes due 2019	1,000	0.54%	0	0
Fixed-rate 0.45% notes due 2016	1,500	0.51%	1,500	0.51%
Fixed-rate 1.05% notes due 2017	1,500	0.30%	0	0
Fixed-rate 1.00% notes due 2018	4,000	1.08%	4,000	1.08%
Fixed-rate 2.10% notes due 2019	2,000	0.53%	0	0
Fixed-rate 2.85% notes due 2021	3,000	0.79%	0	0
Fixed-rate 2.40% notes due 2023	5,500	2.44%	5,500	2.44%
Fixed-rate 3.45% notes due 2024	2,500	0.90%	0	0
Fixed-rate 3.85% notes due 2043	3,000	3.91%	3,000	3.91%
Fixed-rate 4.45% notes due 2044	1,000	4.48%	0	0

Total borrowings	29,000		17,000

Unamortized discount	(52)		(40)
Hedge accounting fair value adjustments	39		0

Total long-term debt	$28,987		$16,960

The Company has entered, and may enter in the future, into interest rate swaps to manage interest rate risk on the Notes. Such swaps allow the Company to effectively convert fixed-rate payments into floating-rate payments or floating-rate payments into fixed-rate payments. In the third quarter of 2014, the Company entered into interest rate swaps with an aggregate notional amount of $9.0 billion, which effectively converted the fixed-rate notes due 2017, 2019, 2021 and 2024 into floating-rate notes. In the third quarter of 2013, the Company entered into interest rate swaps with an aggregate notional amount of $3.0 billion, which effectively converted the floating-rate notes due 2016 and 2018 into fixed-rate notes.

The effective rates for the Notes include the interest on the Notes, amortization of the discount and, if applicable, adjustments related to hedging. The Company recognized $381 million and $136 million of interest expense on its long-term debt for the years ended September 27, 2014 and September 28, 2013, respectively. The Company did not have any long-term debt in 2012.

Future principal payments for the Company’s Notes as of September 27, 2014, are as follows (in millions):

2015	$0
2016	2,500
2017	2,500
2018	6,000
2019	3,000
Thereafter	15,000

Total	$29,000

As of September 27, 2014 and September 28, 2013, the fair value of the Company’s Notes, based on Level 2 inputs, was $28.5 billion and $15.9 billion, respectively.

Note 7 – Shareholders’ Equity

Preferred and Common Stock

During the second quarter of 2014, the Company’s shareholders approved amendments (the “Amendments”) to the Company’s Restated Articles of Incorporation. The Amendments included the elimination of the Board of Directors’ authority to issue preferred stock and established a par value for the Company’s common stock of $0.00001 per share.

Dividends

The Company declared and paid cash dividends per common share during the periods presented as follows:

	Dividends Per Share	Amount (in millions)
2014:
Fourth quarter	$0.47	$2,807
Third quarter	0.47	2,830
Second quarter	0.44	2,655
First quarter	0.44	2,739

Total	$1.82	$11,031

2013:
Fourth quarter	$0.44	$2,763
Third quarter	0.44	2,789
Second quarter	0.38	2,490
First quarter	0.38	2,486

Total	$1.64	$10,528

The Company paid cash dividends of $0.38 per share, totaling $2.5 billion, during the fourth quarter of 2012. Future dividends are subject to declaration by the Board of Directors.

Share Repurchase Program

In 2012, the Company’s Board of Directors authorized a program to repurchase up to $10 billion of the Company’s common stock beginning in 2013. The Company’s Board of Directors increased the share repurchase authorization to $60 billion in April 2013 and to $90 billion in April 2014. As of September 27, 2014, $67.9 billion of the $90 billion had been utilized. The Company’s share repurchase program does not obligate it to acquire any specific number of shares. Under the program, shares may be repurchased in privately negotiated and/or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company has entered into four accelerated share repurchase arrangements (“ASRs”) with financial institutions beginning in August 2012. In exchange for up-front payments, the financial institutions deliver shares of the Company’s common stock during the purchase periods of each ASR. The total number of shares ultimately delivered, and therefore the average repurchase price paid per share, will be determined at the end of the applicable purchase period of each ASR based on the volume weighted-average price of the Company’s common stock during that period. The shares received are retired in the periods they are delivered, and the up-front payments are accounted for as a reduction to shareholders’ equity in the Company’s Consolidated Balance Sheet in the periods the payments are made. The Company reflects the ASRs as a repurchase of common stock in the period delivered for purposes of calculating earnings per share and as forward contracts indexed to its own common stock. The ASRs met all of the applicable criteria for equity classification, and therefore, were not accounted for as derivative instruments.

The following table presents the Company’s ASRs:

	Purchase Period End Date	Number of Shares (in thousands)	Average Repurchase Price Per Share	ASR Amount (in millions)
August 2014 ASR	(1)	59,924 (1)	(1)	$9,000
January 2014 ASR	(1)	134,247 (1)	(1)	$12,000
April 2013 ASR	March 2014	172,548 (2)	$69.55	$12,000
August 2012 ASR	April 2013	28,544	$68.31	$1,950

(1)

“Number of Shares” represents those shares delivered in advance of settlement and does not represent the final number of shares to be delivered under the ASRs. The total number of shares ultimately delivered, and therefore the average repurchase price paid per share, will be determined at the end of the applicable purchase period based on the volume weighted-average price of the Company’s common stock during that period. The August 2014 ASR and January 2014 ASR purchase periods will end in or before February 2015 and December 2014, respectively.

(2)	Includes 8.0 million shares that were delivered and retired at the end of the purchase period, which concluded in the second quarter of 2014.

Additionally, the Company repurchased shares of its common stock in the open market, which were retired upon repurchase, during the periods presented as follows:

	Number of Shares (in thousands)	Average Repurchase Price Per Share	Amount (in millions)

2014:
Fourth quarter	81,255	$98.46	$8,000
Third quarter	58,661	$85.23	5,000
Second quarter	79,749	$75.24	6,000
First quarter	66,847	$74.79	5,000

Total	286,512		$24,000

2013:
Fourth quarter	73,064	$68.43	$5,000
Third quarter	62,676	$63.82	4,000
Second quarter	0	$0	0
First quarter	0	$0	0

Total	135,740		$9,000

Note 8 – Comprehensive Income

Comprehensive income consists of two components, net income and OCI. OCI refers to revenue, expenses, and gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. The Company’s OCI consists of foreign currency translation adjustments from those subsidiaries not using the U.S. dollar as their functional currency, net deferred gains and losses on certain derivative instruments accounted for as cash flow hedges and unrealized gains and losses on marketable securities classified as available-for-sale.

The following table shows the gross amounts reclassified from AOCI into the Consolidated Statements of Operations and the associated financial statement line item for 2014 (in millions):

Comprehensive Income Components	Financial Statement Line Item	2014
Unrecognized gains/losses on derivative instruments:
Foreign exchange contracts	Revenue	$449
	Cost of sales	(295)
	Other income/expense, net	15
Interest rate contracts	Other income/expense, net	16

		185
Unrealized gains/losses on marketable securities	Other income/expense, net	(205)

Total amounts reclassified from AOCI		$(20)

The following table shows the changes in AOCI by component for 2014 (in millions):

	Cumulative Foreign Currency Translation	Unrecognized Gains/Losses on Derivative Instruments	Unrealized Gains /Losses on Marketable Securities	Total
Balance at September 28, 2013	$(105)	$(175)	$(191)	$(471)

Other comprehensive income/(loss) before reclassifications	(187)	1,687	438	1,938
Amounts reclassified from AOCI	0	185	(205)	(20)
Tax effect	50	(333)	(82)	(365)

Other comprehensive income/(loss)	(137)	1,539	151	1,553

Balance at September 27, 2014	$(242)	$1,364	$(40)	$1,082

Note 9 – Benefit Plans

Stock Plans

2014 Employee Stock Plan

In the second quarter of 2014, shareholders approved the 2014 Employee Stock Plan (the “2014 Plan”) and terminated the Company’s authority to grant new awards under the 2003 Employee Stock Plan (the “2003 Plan”). The 2014 Plan provides for broad-based equity grants to employees, including executive officers, and permits the granting of RSUs, stock grants, performance-based awards, stock options and stock appreciation rights, as well as cash bonus awards. RSUs granted under the 2014 Plan generally vest over four years, based on continued employment, and are settled upon vesting in shares of the Company’s common stock on a one-for-one basis. Each share issued with respect to RSUs granted under the 2014 Plan reduces the number of shares available for grant under the plan by two shares. RSUs cancelled and shares withheld to satisfy tax withholding obligations increase the number of shares available for grant under the 2014 Plan utilizing a factor of two times the number of RSUs cancelled or shares withheld. Currently, all RSUs granted under the 2014 Plan have dividend equivalent rights (“DERs”), which entitle holders of RSUs to the same dividend value per share as holders of common stock. DERs are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs. DERs are accumulated and paid when the underlying shares vest. Upon approval of the 2014 Plan, the Company reserved 385 million shares plus the number of shares remaining that were reserved but not issued under the 2003 Plan. Shares subject to outstanding awards under the 2003 Plan that expire, are cancelled or otherwise terminate, or are withheld to satisfy tax withholding obligations with respect to RSUs, will also be available for awards under the 2014 Plan. As of September 27, 2014, approximately 492.6 million shares were reserved for future issuance under the 2014 Plan.

2003 Employee Stock Plan

The 2003 Plan is a shareholder approved plan that provided for broad-based equity grants to employees, including executive officers. The 2003 Plan permitted the granting of incentive stock options, nonstatutory stock options, RSUs, stock appreciation rights, stock purchase rights and performance-based awards. Options granted under the 2003 Plan generally expire seven to ten years after the grant date and generally become exercisable over a period of four years, based on continued employment, with either annual, semi-annual or quarterly vesting. RSUs granted under the 2003 Plan generally vest over two to four years, based on continued employment and are settled upon vesting in shares of the Company’s common stock on a one-for-one basis. All RSUs, other than RSUs held by the Chief Executive Officer, granted under the 2003 Plan have DERs. DERs are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs. DERs are accumulated and paid when the underlying shares vest. In the second quarter of 2014, the Company terminated the authority to grant new awards under the 2003 Plan.

1997 Director Stock Plan

The 1997 Director Stock Plan (the “Director Plan”) is a shareholder approved plan that (i) permits the Company to grant awards of RSUs or stock options to the Company’s non-employee directors, (ii) provides for automatic initial grants of RSUs upon a non-employee director joining the Board of Directors and automatic annual grants of RSUs at each annual meeting of shareholders, and (iii) permits the Board of Directors to prospectively change the relative mixture of stock options and RSUs for the initial and annual award grants and the methodology for determining the number of shares of the Company’s common stock subject to these grants without shareholder approval. Each share issued with respect to RSUs granted under the Director Plan reduces the number of shares available for grant under the plan by two shares. The Director Plan expires November 9, 2019. All RSUs granted under the Director Plan are entitled to DERs. DERs are subject to the same vesting and other terms and conditions as the corresponding unvested RSUs. DERs are accumulated and paid when the underlying shares vest. As of September 27, 2014, approximately 1.2 million shares were reserved for future issuance under the Director Plan.

Rule 10b5-1 Trading Plans

During the fourth quarter of 2014, Section 16 officers Timothy D. Cook, Luca Maestri, Daniel Riccio, Philip W. Schiller, D. Bruce Sewell and Jeffrey E. Williams had equity trading plans in place in accordance with Rule 10b5-1(c)(1) under the Exchange Act. An equity trading plan is a written document that pre-establishes the amounts, prices and dates (or formula for determining the amounts, prices and dates) of future purchases or sales of the Company’s stock, including shares acquired pursuant to the Company’s employee and director equity plans.

Employee Stock Purchase Plan

The Employee Stock Purchase Plan (the “Purchase Plan”) is a shareholder approved plan under which substantially all employees may purchase the Company’s common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or the end of six-month offering periods. An employee’s payroll deductions under the Purchase Plan are limited to 10% of the employee’s compensation and employees may not purchase more than $25,000 of stock during any calendar year. As of September 27, 2014, approximately 7.6 million shares were reserved for future issuance under the Purchase Plan.

401(k) Plan

The Company’s 401(k) Plan is a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating U.S. employees may defer a portion of their pre-tax earnings, up to the IRS annual contribution limit ($17,500 for calendar year 2014). The Company matches 50% to 100% of each employee’s contributions, depending on length of service, up to a maximum 6% of the employee’s eligible earnings. The Company’s matching contributions to the 401(k) Plan were $163 million, $135 million and $114 million in 2014, 2013 and 2012, respectively.

Restricted Stock Units

A summary of the Company’s RSU activity and related information for 2014, 2013 and 2012, is as follows:

	Number of RSUs (in thousands)	Weighted-Average Grant Date Fair Value Per Share	Aggregate Intrinsic Value (in millions)
Balance at September 24, 2011	101,122	$33.07
RSUs granted	54,597	$61.62
RSUs vested	(44,137)	$29.32
RSUs cancelled	(6,545)	$36.57

Balance at September 29, 2012	105,037	$49.27
RSUs granted	39,415	$78.23
RSUs vested	(42,291)	$45.96
RSUs cancelled	(8,877)	$57.31

Balance at September 28, 2013	93,284	$62.24
RSUs granted	59,269	$74.54
RSUs vested	(43,111)	$57.29
RSUs cancelled	(5,620)	$68.47

Balance at September 27, 2014	103,822	$70.98	$10,460

The fair value as of the respective vesting dates of RSUs was $3.4 billion, $3.1 billion and $3.3 billion for 2014, 2013 and 2012, respectively. The majority of RSUs that vested in 2014, 2013 and 2012 were net-share settled such that the Company withheld shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remitted the cash to the appropriate taxing authorities. The total shares withheld were approximately 15.6 million, 15.5 million and 16.1 million for 2014, 2013 and 2012, respectively, and were based on the value of the RSUs on their respective vesting dates as determined by the Company’s closing stock price. Total payments for the employees’ tax obligations to taxing authorities were $1.2 billion, $1.1 billion and $1.2 billion in 2014, 2013 and 2012, respectively, and are reflected as a financing activity within the Consolidated Statements of Cash Flows. These net-share settlements had the effect of share repurchases by the Company as they reduced and retired the number of shares that would have otherwise been issued as a result of the vesting and did not represent an expense to the Company.

Stock Options

The Company had 6.6 million stock options outstanding as of September 27, 2014, with a weighted-average exercise price per share of $21.99 and weighted-average remaining contractual term of 1.4 years, substantially all of which are exercisable. The aggregate intrinsic value of the stock options outstanding as of September 27, 2014 was $520 million, which represents the value of the Company’s closing stock price on the last trading day of the period in excess of the weighted-average exercise price multiplied by the number of options outstanding. Total intrinsic value of options at time of exercise was $1.5 billion, $1.0 billion and $2.3 billion for 2014, 2013 and 2012, respectively.

Share-based Compensation

The following table shows a summary of the share-based compensation expense included in the Consolidated Statements of Operations for 2014, 2013 and 2012 (in millions):

	2014	2013	2012
Cost of sales	$450	$350	$265
Research and development	1,216	917	668
Selling, general and administrative	1,197	986	807

Total share-based compensation expense	$2,863	$2,253	$1,740

The income tax benefit related to share-based compensation expense was $1.0 billion, $816 million and $567 million for 2014, 2013 and 2012, respectively. As of September 27, 2014, the total unrecognized compensation cost related to outstanding stock options, RSUs and restricted stock was $6.3 billion, which the Company expects to recognize over a weighted-average period of 2.9 years.

Note 10 – Commitments and Contingencies

Accrued Warranty and Indemnification

The Company offers a basic limited parts and labor warranty on its hardware products. The basic warranty period for hardware products is typically one year from the date of purchase by the end-user. The Company also offers a 90-day basic warranty for its service parts used to repair the Company’s hardware products. The Company provides currently for the estimated cost that may be incurred under its basic limited product warranties at the time related revenue is recognized. Factors considered in determining appropriate accruals for product warranty obligations include the size of the installed base of products subject to warranty protection, historical and projected warranty claim rates, historical and projected cost-per-claim and knowledge of specific product failures that are outside of the Company’s typical experience. The Company assesses the adequacy of its pre-existing warranty liabilities and adjusts the amounts as necessary based on actual experience and changes in future estimates.

The following table shows changes in the Company’s accrued warranties and related costs for 2014, 2013 and 2012 (in millions):

	2014	2013	2012
Beginning accrued warranty and related costs	$2,967	$1,638	$1,240
Cost of warranty claims	(3,760)	(3,703)	(1,786)
Accruals for product warranty	4,952	5,032	2,184

Ending accrued warranty and related costs	$4,159	$2,967	$1,638

The Company generally does not indemnify end-users of its operating system and application software against legal claims that the software infringes third-party intellectual property rights. Other agreements entered into by the Company sometimes include indemnification provisions under which the Company could be subject to costs and/or damages in the event of an infringement claim against the Company or an indemnified third-party. However, the Company has not been required to make any significant payments resulting from such an infringement claim asserted against it or an indemnified third-party. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss with respect to indemnification of end-users of its operating system or application software for infringement of third-party intellectual property rights. The Company did not record a liability for infringement costs related to indemnification as of September 27, 2014 or September 28, 2013.

The Company has entered into indemnification agreements with its directors and executive officers. Under these agreements, the Company has agreed to indemnify such individuals to the fullest extent permitted by law against liabilities that arise by reason of their status as directors or officers and to advance expenses incurred by such individuals in connection with related legal proceedings. It is not possible to determine the maximum potential amount of payments the Company could be required to make under these agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each claim. However, the Company maintains directors and officers liability insurance coverage to reduce its exposure to such obligations, and payments made under these agreements historically have not been material.

Concentrations in the Available Sources of Supply of Materials and Product

Although most components essential to the Company’s business are generally available from multiple sources, a number of components are currently obtained from single or limited sources. In addition, the Company competes for various components with other participants in the markets for mobile communication and media devices and personal computers. Therefore, many components used by the Company, including those that are available from multiple sources, are at times subject to industry-wide shortage and significant pricing fluctuations that could materially adversely affect the Company’s financial condition and operating results.

The Company uses some custom components that are not commonly used by its competitors, and new products introduced by the Company often utilize custom components available from only one source. When a component or product uses new technologies, initial capacity constraints may exist until the suppliers’ yields have matured or manufacturing capacity has increased. If the Company’s supply of components for a new or existing product were delayed or constrained, or if an outsourcing partner delayed shipments of completed products to the Company, the Company’s financial condition and operating results could be materially adversely affected. The Company’s business and financial performance could also be materially adversely affected depending on the time required to obtain sufficient quantities from the original source, or to identify and obtain sufficient quantities from an alternative source. Continued availability of these components at acceptable prices, or at all, may be affected if those suppliers concentrated on the production of common components instead of components customized to meet the Company’s requirements.

The Company has entered into agreements for the supply of many components; however, there can be no guarantee that the Company will be able to extend or renew these agreements on similar terms, or at all. Therefore, the Company remains subject to significant risks of supply shortages and price increases that could materially adversely affect its financial condition and operating results.

Substantially all of the Company’s hardware products are manufactured by outsourcing partners that are located primarily in Asia. A significant concentration of this manufacturing is currently performed by a small number of outsourcing partners, often in single locations. Certain of these outsourcing partners are the sole-sourced suppliers of components and manufacturers for many of the Company’s products. Although the Company works closely with its outsourcing partners on manufacturing schedules, the Company’s operating results could be adversely affected if its outsourcing partners were unable to meet their production commitments. The Company’s purchase commitments typically cover its requirements for periods up to 150 days.

Other Off-Balance Sheet Commitments

Operating Leases

The Company leases various equipment and facilities, including retail space, under noncancelable operating lease arrangements. The Company does not currently utilize any other off-balance sheet financing arrangements. The major facility leases are typically for terms not exceeding 10 years and generally contain multi-year renewal options. Leases for retail space are for terms ranging from five to 20 years, the majority of which are for 10 years, and often contain multi-year renewal options. As of September 27, 2014, the Company’s total future minimum lease payments under noncancelable operating leases were $5.0 billion, of which $3.6 billion related to leases for retail space.

Rent expense under all operating leases, including both cancelable and noncancelable leases, was $717 million, $645 million and $488 million in 2014, 2013 and 2012, respectively. Future minimum lease payments under noncancelable operating leases having remaining terms in excess of one year as of September 27, 2014, are as follows (in millions):

2015	$662
2016	676
2017	645
2018	593
2019	534
Thereafter	1,877

Total	$4,987

Other Commitments

The Company utilizes several outsourcing partners to manufacture sub-assemblies for the Company’s products and to perform final assembly and testing of finished products. These outsourcing partners acquire components and build product based on demand information supplied by the Company, which typically covers periods up to 150 days. The Company also obtains individual components for its products from a wide variety of individual suppliers. Consistent with industry practice, the Company acquires components through a combination of purchase orders, supplier contracts and open orders based on projected demand information. Where appropriate, the purchases are applied to inventory component prepayments that are outstanding with the respective supplier. As of September 27, 2014, the Company had outstanding off-balance sheet third-party manufacturing commitments and component purchase commitments of $24.5 billion.

In addition to the off-balance sheet commitments mentioned above, the Company had outstanding obligations of $3.4 billion as of September 27, 2014, which consisted mainly of commitments to acquire capital assets, including product tooling and manufacturing process equipment, and commitments related to advertising, R&D, Internet and telecommunications services and other obligations.

Contingencies

The Company is subject to various legal proceedings and claims that have arisen in the ordinary course of business and that have not been fully adjudicated. In the opinion of management, there was not at least a reasonable possibility the Company may have incurred a material loss, or a material loss in excess of a recorded accrual, with respect to loss contingencies. However, the outcome of litigation is inherently uncertain. Therefore, although management considers the likelihood of such an outcome to be remote, if one or more of these legal matters were resolved against the Company in a reporting period for amounts in excess of management’s expectations, the Company’s consolidated financial statements for that reporting period could be materially adversely affected.

Apple Inc. v. Samsung Electronics Co., Ltd, et al.

On August 24, 2012, a jury returned a verdict awarding the Company $1.05 billion in its lawsuit against Samsung Electronics Co., Ltd and affiliated parties in the United States District Court, Northern District of California, San Jose Division. On March 6, 2014, the District Court entered final judgment in favor of the Company in the amount of approximately $930 million. Because the award is now subject to appeal, the Company has not recognized the award in its results of operations.

VirnetX, Inc. v. Apple Inc. et al.

On August 11, 2010, VirnetX, Inc. filed an action against the Company alleging that certain of its products infringed on four patents relating to network communications technology. On November 6, 2012, a jury returned a verdict against the Company, and awarded damages of $368 million. On September 16, 2014, the Court of Appeals for the Federal Circuit affirmed the District Court’s decision in part, reversed in part, and vacated the damages award. The case has been remanded for further proceedings.

Note 11 – Segment Information and Geographic Data

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments.

The Company manages its business primarily on a geographic basis. As the Company continues to expand its business, management believes collaboration across its online, retail and indirect channels is integral to better serving its customers and optimizing its financial results. In 2015, management began reporting business performance and making decisions primarily on a geographic basis, including the results of its retail stores in each respective geographic segment. Accordingly, to align with the way the business is currently managed, the Company’s reportable operating segments now consist of the Americas, Europe, Greater China, Japan and Rest of Asia Pacific. Retail is no longer reported as a separate reportable operating segment. The Americas segment includes both North and South America. The Europe segment includes European countries, as well as India, the Middle East and Africa. The Greater China segment includes China, Hong Kong and Taiwan. The Rest of Asia Pacific segment includes Australia and Asian countries, other than those countries included in the Company’s other operating segments. Each operating segment provides similar hardware and software products and similar services. The accounting policies of the various segments are the same as those described in Note 1, “Summary of Significant Accounting Policies.”

The Company evaluates the performance of its operating segments based on net sales and operating income. Net sales for geographic segments are generally based on the location of customers and sales through the Company’s retail stores located in those geographic locations. Operating income for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. In 2015, the Company also began allocating certain costs to its operating segments that were previously included in other corporate expenses, including certain share-based compensation costs. Advertising expenses are generally included in the geographic segment in which the expenditures are incurred. Operating income for each segment excludes other income and expense and certain expenses managed outside the operating segments. Costs excluded from segment operating income include various corporate expenses such as R&D, corporate marketing expenses, certain share-based compensation expense, income taxes, various nonrecurring charges and other separately managed general and administrative costs. The Company does not include intercompany transfers between segments for management reporting purposes.

The following table shows information by operating segment for 2014, 2013 and 2012 (in millions):

	2014	2013	2012
Americas:
Net sales	$80,095	$77,093	$71,060
Operating income	$26,158	$24,829	$26,244

Europe:
Net sales	$44,285	$40,980	$39,326
Operating income	$14,434	$12,767	$15,129

Greater China:
Net sales	$31,853	$27,016	$23,756
Operating income	$11,039	$8,499	$9,978

Japan:
Net sales	$15,314	$13,782	$10,913
Operating income	$6,904	$6,668	$5,826

Rest of Asia Pacific:
Net sales	$11,248	$12,039	$11,453
Operating income	$3,674	$3,762	$4,321

A reconciliation of the Company’s segment operating income to the Consolidated Statements of Operations for 2014, 2013 and 2012, is as follows (in millions):

	2014	2013	2012
Segment operating income	$62,209	$56,525	$61,498
Research and development expense	(6,041)	(4,475)	(3,381)
Other corporate expenses, net	(3,665)	(3,051)	(2,876)

Total operating income	$52,503	$48,999	$55,241

The U.S. and China were the only countries that accounted for more than 10% of the Company’s net sales in 2014, 2013 and 2012. There was no single customer that accounted for more than 10% of net sales in 2014, 2013 or 2012. Net sales for 2014, 2013 and 2012 and long-lived assets as of September 27, 2014 and September 28, 2013 are as follows (in millions):

	2014	2013	2012
Net sales:
U.S.	$68,909	$66,197	$60,949
China (1)	30,638	25,946	22,797
Other countries	83,248	78,767	72,762

Total net sales	$182,795	$170,910	$156,508

	2014	2013
Long-lived assets:
U.S.	$9,108	$7,399
China (1)	9,477	7,403
Other countries	2,917	2,786

Total long-lived assets	$21,502	$17,588

(1)	China includes Hong Kong. Long-lived assets located in China consist primarily of product tooling and manufacturing process equipment and assets related to retail stores and related infrastructure.

In 2015, the Company changed its categorization of product-level net sales reporting to better reflect its evolving products and services. Net sales by product for 2014, 2013 and 2012 have been reclassified to conform to the Company’s 2015 presentation and are as follows (in millions):

	2014	2013	2012
Net Sales by Product:
iPhone (1)	$101,991	$91,279	$78,692
iPad (1)	30,283	31,980	30,945
Mac (1)	24,079	21,483	23,221
Services (2)	18,063	16,051	12,890
Other Products (1)(3)	8,379	10,117	10,760

Total net sales	$182,795	$170,910	$156,508

(1)	Includes deferrals and amortization of related non-software services and software upgrade rights.

(2)	Includes revenue from the iTunes Store, App Store, Mac App Store and iBooks Store (collectively “iTunes”), AppleCare, licensing and other services.

(3)	Includes sales of iPod, Apple TV, Beats Electronics and Apple-branded and third-party accessories.

Note 12 – Selected Quarterly Financial Information (Unaudited)

The following tables show a summary of the Company’s quarterly financial information for each of the four quarters of 2014 and 2013 (in millions, except per share amounts):

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2014:
Net sales	$42,123	$37,432	$45,646	$57,594
Gross margin	$16,009	$14,735	$17,947	$21,846
Net income	$8,467	$7,748	$10,223	$13,072

Earnings per share (1):
Basic	$1.43	$1.29	$1.67	$2.08
Diluted	$1.42	$1.28	$1.66	$2.07

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
2013:
Net sales	$37,472	$35,323	$43,603	$54,512
Gross margin	$13,871	$13,024	$16,349	$21,060
Net income	$7,512	$6,900	$9,547	$13,078

Earnings per share (1):
Basic	$1.19	$1.07	$1.45	$1.99
Diluted	$1.18	$1.07	$1.44	$1.97

(1)

Basic and diluted earnings per share are computed independently for each of the quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share.

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Apple Inc.

We have audited the accompanying consolidated balance sheets of Apple Inc. as of September 27, 2014 and September 28, 2013, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended September 27, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple Inc. at September 27, 2014 and September 28, 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 27, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Apple Inc.’s internal control over financial reporting as of September 27, 2014, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated October 27, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, California

October 27, 2014,

except for Note 11 – Segment Information and Geographic Data, as to which the date is January 28, 2015